(Symbol)
                                 CPB INC.
                            1993 ANNUAL REPORT
                  HOLDING COMPANY OF CENTRAL PACIFIC BANK

                                 CONTENTS

Financial Highlights. . . . . . . . . . . . . . . . . . . . . . . . .1
Message to Shareholders . . . . . . . . . . . . . . . . . . . . . . .2
Putting the Customer First. . . . . . . . . . . . . . . . . . . . . .4
Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . .6
Officers, Legal Counsel, Auditors and Advisors. . . . . . . . . . . .7
Selected Consolidated Financial Data. . . . . . . . . . . . . . . . .8
Management's Discussion and Analysis of
               Financial Condition and Results of Operations. . . . .9
Consolidated Financial Statements and Notes . . . . . . . . . . . . 18
               Consolidated Balance Sheets. . . . . . . . . . . . . 18
               Consolidated Statements of Income. . . . . . . . . . 19
               Consolidated Statements of Changes in Stockholders'
                    Equity. . . . . . . . . . . . . . . . . . . . . 20
               Consolidated Statements of Cash Flows. . . . . . . . 21
               Notes to Consolidated Financial Statements . . . . . 22
               Independent Auditors' Report . . . . . . . . . . . . 35
Common Stock Price Range and Dividends. . . . . . . . . . . . . . . 35
Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . 36

                           FINANCIAL HIGHLIGHTS




                                                                  %
(In thousands, except per share data)      1993        1992     Change


At Year End

Assets                               $1,303,102  $1,253,663       3.9%
Deposits                              1,078,326   1,074,055       0.4
Net Loans                               928,637     886,187       4.8
Stockholders' Equity                    113,188     100,733      12.4
Number of Shares Outstanding              5,230       5,196       0.7
Book Value Per Share                 $    21.64  $    19.39      11.6


For the Year
Net Income                             $ 15,940   $  14,602       9.2%
     Per Share                             3.06        2.81       8.9
Cash Dividends Declared                   4,595       4,155      10.6
     Per Share                             0.88        0.80      10.0


(Graphic Material--See Appendix I)


                          MESSAGE TO SHAREHOLDERS

(Photograph--See Appendix II)

To Our Shareholders
          We are pleased to report that CPB Inc. and its subsidiary, Central Pacific Bank, have continued to perform well relative to the industry and despite a very difficult year for business in general. Net income for the year was $15.9 million, reflecting a
9.2 percent increase over 1992. This represented an earnings per share of $3.06, an 8.9 percent increase over $2.81 per share earned in the previous year. Total deposits and net loans grew to $1,078 million and $929 million, respectively, representing increases over the past year of 0.4 percent and 4.8 percent, respectively. Total assets increased by 3.9 percent to $1,303 million. Cash dividends in 1993 were 88 cents per common share, which was 10.0 percent over the cash dividends declared in 1992.
          Your company has taken significant steps to remain competitive in light of the challenging year. A debit card program was introduced in February of 1993 providing point-of-sale convenience to our customers. A Trust Division was established in May to provide for expanded services and to meet the growing needs of our customers. A Real Estate Loan Division was also created in July, specializing in construction loan administration. We are starting
1994 with another new retail program, Select Plan, which is designed to provide expanded banking services based on combined balances.
          Branch expansion plans were met with the opening of our nineteenth branch in Mililani on the island of Oahu, offering extended hours to meet the needs of the large concentration of commuting residents. In February 1994, your company acquired a branch from First Hawaiian Bank, formerly First Interstate Bank of Hawaii, located in Lihue, Kauai. These new accounts are being serviced from our existing Lihue Branch.
          The Bank's corporate structure underwent significant reorganization in November of 1993. The twelve existing divisions of the Bank were reorganized into three newly created groups:
Administration; Commercial Banking; and Retail Banking. Mr. Neal
Kanda, executive vice president, was appointed Administration Group Manager, and oversees the Controller's, Cashier's, Operations Development and Support, Human Resources, Information Services, and International Operations divisions. Mr. Austin Imamura, executive vice president, manages the Commercial Banking Group, which includes the Credit and Legal, Corporate Banking, and Real Estate
Loan divisions. The Retail Banking Group, headed by Mr. Naoaki
Shibuya, executive vice president, manages the Branch
Administration, Consumer Banking, Marketing, and Trust divisions.
It is a pleasure to welcome Mr. Shibuya who is formerly of The
Sumitomo Bank of California. This new corporate structure meets the growth needs of your company, allowing for more efficient execution of work and stronger communications within the Bank.
          There were also changes made at the board of directors level in 1993. We would like to express our appreciation to Mr. Eaton
Magoon Jr., who retired from the board of CPB Inc. in February. Mr. Magoon contributed twenty-seven years of invaluable service as a director for both CPB Inc. and Central Pacific Bank, and now serves as senior advisor for the Bank. Mr. Stanley Hong was appointed to the board of CPB Inc. in February, and maintains his position on the Central Pacific Bank Board. In June, Mr. Kensuke Hotta, senior managing director of The Sumitomo Bank, Ltd., was appointed director for both the CPB Inc. and Central Pacific Bank Boards. He replaced Mr. Yoichi Abe who was appointed to a new assignment at The Sumitomo Bank, Ltd.
          Our Neighbor Island Advisory Boards have always been a key resource for our neighbor island branch operations. We expanded our Kauai Island Advisory Board in January 1994 to include Mr. Allan
Smith of Grove Farm Company. The Hawaii Island - Hilo Advisory
Board was also expanded in January 1994 with the addition of James
T. Lambeth, M.D., Gerrit R. Ludwig, M.D., and Ernest A. Sakamoto,
D.D.S.
          We enter 1994 commemorating our fortieth year in business as a commercial bank in Hawaii. In retrospect, we have continued to survive the downturns in our economy and managed to excel in the better years. Through the commitment of dedicated personnel, your company has achieved many milestones in this relatively short period of time. We are able to move forward, meeting the dynamic changes and increasing challenges, with sound management principles and your support. The current year will be no exception, and we express our sincere appreciation for your continued support and confidence.

Sincerely,


(signed)
Yoshiharu Satoh
Chairman of the Board and Chief Executive Officer


(signed)
Joichi Saito
President

PAGE

                        PUTTING THE CUSTOMER FIRST


COMMERCIAL BANKING
          Commercial loan growth was very stable in 1993, despite the adverse impact of the economy on the general business community in Hawaii. By year-end, commercial loan volume achieved a record high level. Experienced commercial banking officers, both in the Corporate Banking Division and in the branch offices, have been the key to success. A continued focus on relationship banking has allowed for growth in both the Bank and its customers in the recessionary climate.
          Internal expansion and reorganization also played vital roles in business development and improving service to our business customers. A Real Estate Loan Division was created to expand the Bank's capacity for administering construction loans. The Corporate Banking Division was also expanded to include the International
Banking Department, which increased efficiencies in customer servicing. These two divisions, along with the Credit and Legal Division, were consolidated into the newly created Commercial
Banking Group. This group structure has provided for streamlined communications and more responsiveness to our customers.
          Dynamic changes in the market and an ever increasing competitive environment continue to challenge Central Pacific
Bank's commercial banking operations. This challenge will continue to be met by being more accessible, responsive and knowledgeable than the competition with respect to our customers' needs and the business climate in Hawaii.

RETAIL BANKING
          It was a productive year for Central Pacific Bank in the retail banking sector. Consumer product and service introductions in 1993 included CHECK CARD, providing convenient card access to checking accounts at any merchant location accepting VISA credit cards. The development of a combined balance program, Select Plan, provides free banking services for customers by combining deposit and loan accounts. The card embossing function was established in-house to significantly improve service delivery. A Trust Division was established to provide affordable and personalized fiduciary services, as well as the Asset Advantage Account, a mutual fund investment portfolio.
          A new branch was opened in Mililani, developed as the proto-type for the Bank's new branch design standards. The Kaimuki Branch was relocated to make room for a new office complex, the Kaimuki
Plaza, which will become the branch's permanent home by the end of 1994. Three additional remote ATM units were installed at retail merchant locations on Oahu.
          Organizational enhancements played a key role in improving the Bank's competitive position. The Electronic Banking Department, under the Consumer Banking Division, was expanded to place a strong emphasis on product and business development. The four retail divisions, Marketing, Consumer Banking, Branch Administration, and Trust, were consolidated into the newly created Retail Banking
Group.

ADMINISTRATIVE SERVICES
          Administrative support services underwent major improvements in 1993. Applying technology as the driving force for improved efficiencies, the Bank upgraded and automated many of its operational functions. A macrofiche system was installed to reduce costs associated with time and paper. Major strides were accomplished in statement preparations and service delivery. A new sorter system was installed to improve item processing and funds management. A long-term branch efficiency plan has continued to increase operational efficiencies throughout the year, addressing detailed operational policy and procedural issues. Continued progress has been made in the effort to centralize work processing from the branch system.
          To further support operational efficiencies, an Operations Development and Support Division was established to provide a more dedicated focus. This division, along with the Cashier's, Controller's, Human Resources, Information Services, and
International Operations divisions, were consolidated under the newly established Administration Group.
          As technology, cost controls and operational efficiencies become ever increasing factors for success in the financial services industry, Central Pacific Bank has continued to meet the challenges of the nineties.

PAGE

(Photographs--See Appendix III)

PAGE

BOARD OF DIRECTORS

(Photographs, left to right)

(ROW 1)
JOSEPH F. BLANCO *
Executive Vice President, KCOM Corp.;
President-Principal Broker,
Pacific Commercial Realty Corporation;
President, Blanco Realty Co., Inc.

PAUL DEVENS
Attorney-at-Law; Partner, Devens, Lo,
Youth, Nakano & Saito;
Vice Chairman of the Board, CPB Inc.

ALICE F. GUILD
Retired, former Managing Director,
Iolani Palace

(ROW 2)
DENNIS I. HIROTA, PH.D.
Registered Professional Engineer; President,
Sam O. Hirota, Inc., Engineering and Surveying

CLAYTON K. HONBO, M.D. *
Obstetrics and Gynecology

STANLEY HONG
Senior Vice President - Properties,
McCormack Corp.; Attorney-at-Law

(ROW 3)
KENSUKE HOTTA
Senior Managing Director,
The Sumitomo Bank, Limited

GILBERT J. MATSUMOTO *
Certified Public Accountant;
Principal-President, The Matsumoto Group,
Certified Public Accountants

DANIEL M. NAGAMINE
President-Treasurer, Flamingo Enterprises, Inc.;
Certified Public Accountant

(ROW 4)
SEIJI NAYA, PH.D. *
Chairman, Department of Economics,
University of Hawaii

JOICHI SAITO
President, CPB Inc.; President and Chief
Operating Officer, Central Pacific Bank

YOSHIHARU SATOH
Chairman of the Board and Chief Executive
Officer, CPB Inc.; Chairman of the Board and
Chief Executive Officer, Central Pacific Bank;
Chairman of the Board, CPB Properties, Inc.

(ROW 5)
MINORU UEDA
Executive Vice President, CPB Inc.;
Vice Chairman of the Board, Central Pacific Bank;
President, CPB Properties, Inc.

HAROLD K. YAMANAKA *
Retired, former Executive Vice President,
Central Pacific Bank

* Central Pacific Bank only

PAGE

               OFFICERS, LEGAL COUNSEL, AUDITORS & ADVISORS

CPB INC.
Yoshiharu Satoh
Chairman of the Board
and Chief Executive Officer

Joichi Saito
President

Minoru Ueda
Executive Vice President

Austin Y. Imamura
Vice President and Secretary

Neal K. Kanda
Vice President, Treasurer
and Assistant Secretary

CENTRAL PACIFIC BANK
OFFICE OF THE CHAIRMAN
Yoshiharu Satoh
Chairman of the Board
and Chief Executive Officer

COMMUNITY RELATIONS
Paul S. Yamashige
Senior Vice President

OFFICE OF THE PRESIDENT
Joichi Saito
President and Chief Operating Officer

SERVICE QUALITY
JoAnne A. Gasher
Vice President

COMPLIANCE
Michael Wang
Assistant Vice President

ADMINISTRATION GROUP
Neal K. Kanda
Executive Vice President,
Controller and Assistant Secretary

CASHIER'S DIVISION
Kenneth Y. Fujita
Vice President and Cashier

CONTROLLER'S DIVISION
Neal K. Kanda
Executive Vice President,
Controller and Assistant Secretary

HUMAN RESOURCES DIVISION
Rita S. Flynn
Vice President and Manager

INFORMATION SERVICES DIVISION
Gary G. Hakoda
Senior Vice President and Manager

INTERNATIONAL OPERATIONS DIVISION
Takayoshi Nagae
Vice President and Manager

OPERATIONS DEVELOPMENT
AND SUPPORT DIVISION
Raymond T. Kurosu
Vice President and Manager

COMMERCIAL BANKING GROUP
Austin Y. Imamura
Executive Vice President
and Secretary

CORPORATE BANKING DIVISION
Alwyn S. Chikamoto
Senior Vice President and Manager

CREDIT AND LEGAL DIVISION
Austin Y. Imamura
Executive Vice President
and Secretary

REAL ESTATE LOAN DIVISION
Clifford K. Fujiwara
Senior Vice President and Manager

RETAIL BANKING GROUP
Naoaki Shibuya
Executive Vice President

BRANCH ADMINISTRATION
division
Elbridge T. Yogi
Senior Vice President and Manager

CONSUMER BANKING DIVISION
Roxford R. Orikasa
Senior Vice President and Manager

MARKETING DIVISION
Wayne H. Kirihara
Senior Vice President and Manager

TRUST DIVISION
Gary S. Morimoto
Vice President and Manager

AUDIT DEPARTMENT
Jon K. Nakamoto
Vice President and Manager

CENTRAL PACIFIC BANK
BRANCHES
MAIN BRANCH
Frederick T. Takamoto
Senior Vice President and Manager

KING-SMITH BRANCH
Kenneth K. Uyeno
Vice President and Manager

MOILIILI BRANCH
David S. Yoshino
Vice President and Manager

KALIHI BRANCH
Roland H. H. Chang
Vice President and Manager

KAIMUKI BRANCH
Milton Y. Okuhara
Vice President and Manager

MAKIKI BRANCH
Michael T. Hirao
Vice President and Manager

WAIKIKI BRANCH
Hironari Suzuki
Vice President and Manager

KANEOHE BRANCH
Duncan E. Chun
Assistant Vice President and Manager

PEARLRIDGE BRANCH
Alan T. Shiraishi
Assistant Vice President and Manager

WARD BRANCH
Keith K. Yonekura
Vice President and Manager

WAIPAHU BRANCH
Henry Yuen
Vice President and Manager

MAPUNAPUNA BRANCH
Clifford Y. Kawano
Vice President and Manager

HAWAII KAI BRANCH
Marie E. Uehara
Assistant Vice President and Manager

MILILANI BRANCH
Sharon W. O. Kawae
Vice President and Manager

HILO BRANCH
Clifton K. Tsuji
Senior Vice President and Manager

KAILUA-KONA BRANCH
Mavis S. Hirata
Assistant Vice President and Manager

KAHULUI BRANCH
Hitoshi Hirayama
Vice President and Manager

LIHUE BRANCH
Shirley H. Tani
Vice President and Manager

KAPAA BRANCH
Shirley H. Tani
Vice President and Manager

CPB PROPERTIES, INC.
Yoshiharu Satoh
Chairman of the Board

Minoru Ueda
President

Austin Y. Imamura
Senior Vice President and Secretary

Neal K. Kanda
Senior Vice President, Treasurer
and Assistant Secretary

LEGAL COUNSEL
Devens, Lo, Youth, Nakano & Saito
Manatt, Phelps & Phillips

AUDITORS
KPMG Peat Marwick

SENIOR ADVISORS
Sakae Takahashi
Chairman Emeritus and Consultant
Ernest H. Hara
Daniel K. Inouye, U.S. Senator
Kazuo Ishii
Charles H. Kimura
Sidney S. Kosasa
Eaton Magoon Jr.
Shinsuke Nakamine
Elton H. Sakamoto
Lester B.K. Yee, M.D.

NEIGHBOR ISLAND ADVISORS
ISLAND OF HAWAII (HILO)
Tsuneo Akiyama
Roland Higashi
Thomas Hirano
James T. Lambeth, M.D.
Gerrit R. Ludwig, M.D.
Rex Matsuno
Jack Miyashiro
Ernest A. Sakamoto, D.D.S.
Bonnie Walton

ISLAND OF HAWAII (KAILUA-KONA)
James Higgins
Wally K. Ichishita
Jean A. Murphy, GRI, CIPS

ISLAND OF KAUAI
Patrick Aiu, M.D.
Lindberg Akita
Dennis M. Esaki
Clyde Ishida, D.M.D.
Joseph Kobayashi, ESQ
Richard Maeda
Caroline Nii, CPA
Frank Nonaka
Allan Smith
Roy Tanaka
Dennis R. Yamada, ESQ

ISLAND OF MAUI
Hilario Aquilizan, M.D.
Mitsuo Arisumi
Howard Miyamoto, D.D.S.
Roy Okumura
Hans Riecke, A.I.A.
Naoki Tokuhisa
Maria A. Unemori, CPA
Masaru "Pundy" Yokouchi
Roy Yonahara

                   SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1993, 1992 and 1991, and with respect to consolidated balance sheets at December 31, 1993 and 1992, are derived from the consolidated financial statements which have been audited by KPMG Peat Marwick, independent auditors, included elsewhere in this Annual Report. The selected statement of income data for the years 1990 and 1989, and the selected balance sheet data at December 31, 1991, 1990 and 1989, are derived from audited consolidated financial statements which are not included in this Annual Report.

                                                                                        Year ended December 31,
(Dollars in thousands, except per share data)                           1993          1992         1991         1990         1989
Statement of Income Data:
Total interest income                                             $   91,995    $   96,712   $   97,992   $   91,072   $   76,052
Total interest expense                                                30,922        39,447       46,200       45,594       39,559
Net interest income                                                   61,073        57,265       51,792       45,478       36,493
Provision for loan losses                                              3,200         2,700        2,400        2,100        1,400
Net interest income after provision for loan losses                   57,873        54,565       49,392       43,378       35,093
Other operating income                                                11,169         9,089        8,569        7,313        6,188
Other operating expense                                               43,284        39,933       37,700       32,531       26,937
Income before income taxes and cumulative effect
     of accounting change                                             25,758        23,721       20,261       18,160       14,344
Income taxes                                                          10,026         9,119        7,554        6,675        4,925
Net income                                                            15,940<F1>    14,602       12,707       11,485        9,419
Balance Sheet Data (Year-End):
Interest-bearing deposits in other banks                          $    5,039    $   13,104   $   32,082   $   37,386   $   32,411
Federal funds sold                                                     5,000         5,000       15,000       10,000       65,500
Investment securities                                                250,668       230,902      157,299      187,721      184,318
Loans                                                                945,768       901,565      835,666      715,581      558,882
Allowance for loan losses                                             17,131        15,378       13,849       11,687        9,453
Total assets                                                       1,303,102     1,253,663    1,134,589    1,036,906      925,315
Core deposits <F2>                                                   900,218       907,852      821,370      763,404      697,837
Total deposits                                                     1,078,326     1,074,055      990,862      932,311      804,445
Long-term debt                                                            --            --          200          424          648
Total stockholders' equity                                           113,188       100,733       89,706       79,193       70,138
Per Share Data:
Net income                                                        $     3.06    $     2.81   $     2.51   $     2.29   $     2.02
Cash dividends declared                                                 0.88          0.80         0.70         0.60         0.44
Book value                                                             21.64         19.39        17.30        15.77        14.00
Weighted average shares outstanding (in thousands)                     5,216         5,192        5,054        5,011        4,655
Financial Ratios:
Return on average assets                                                1.29%         1.23%        1.21%        1.21%        1.17%
Return on average stockholders' equity                                 14.88         15.36        15.11        15.44        15.85
Average stockholders' equity to average assets                          8.70          8.03         8.02         7.83         7.39
Net interest margin <F3>                                                5.42          5.31         5.48         5.36         5.14
Net charge-offs (recoveries) to average loans & other real estate       0.16          0.14         0.03        (0.02)        0.04
Nonperforming assets to year-end loans & other real estate <F4>         0.66          0.64         0.26         0.10         0.26
Allowance for loan losses to year-end loans                             1.81          1.71         1.66         1.63         1.69
Allowance for loan losses to nonperforming loans <F4>                 382.64        280.72       634.11     1,596.58       638.72
Dividend payout ratio                                                  28.76         28.47        27.89        26.20        21.78

<F1> Includes a $208,000 credit for cumulative effect of accounting change.
<F2> Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.
<F3> Computed on a taxable equivalent basis.
<F4> Nonperforming assets include nonperforming loans and other real estate.  Nonperforming loans include nonaccrual and restructure loans.

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS

OVERVIEW
  CPB Inc. (the "Company") posted a record high net income of $15.9 million for 1993 increasing by $1.3 million or 9.2% over the $14.6 million earned in 1992, which increased by 14.9% over 1991. Total assets were $1,303.1 million at December 31, 1993, increasing by $49.4 million or 3.9%, net loans of $928.6 million increased by $42.5 million or 4.8%, and total deposits of $1,078.3 million increased by $4.3 million or 0.4% over year-end 1992. Growth was lower than the 10.5%, 7.8% and 8.4% increases at year-end 1992 over 1991 for total assets, net loans and total deposits, respectively. Stockholders' equity of $113.2 million at December 31, 1993 increased by $12.5 million or 12.4% over year-end 1992.
  The increase in 1993 net income achieved by the Company was mainly attributable to a decrease in interest expense and an increase in total other operating income. Return on average assets in 1993 of 1.29% increased from 1.23% in 1992 and 1.21% in 1991.
Return on average stockholders' equity decreased to 14.88% from 15.36% in 1992 and 15.11% in 1991, mainly due to lower growth in interest earning assets. Earnings per share in 1993 were $3.06, increasing by 8.9% over the $2.81 earned in 1992, which increased by 12.0% over 1991. Cash dividends per share of $0.88 increased by 10.0% over the $0.80 per share declared in 1992, which increased by 14.3% over the $0.70 per share in 1991.
  The State of Hawaii's economy was in a mild recession during 1993. A downtrend began in 1991, with key components of the local economy showing deteriorating performance. Visitor arrivals and construction activity declined during 1993 compared to previous year levels. The economic slowdown had a negative impact on the Bank's nonperforming assets and past due loans which increased substantially during 1993. The timing and strength of an economic recovery in the State of Hawaii will depend to a large degree on these sectors, forecasts for which are not positive for 1994. However, residential and commercial real estate prices have remained relatively stable. A sustained economic downturn may likely have an adverse impact on the Company's loan and deposit growth and may result in higher loan losses.

RESULTS OF OPERATIONS
NET INTEREST INCOME
  Table I sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates thereon, and Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the table and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35% for 1993 and 34% for 1992 and 1991. Average balances were computed on a daily average basis.
  Net interest income in 1993 of $61.5 million increased by $3.8 million or 6.6% over the $57.6 million in 1992, which increased by $5.3 million or 10.2% over the $52.3 million in 1991.
  Interest income in 1993 of $92.4 million decreased by 4.8% from 1992, which also decreased by 1.5% compared to 1991. Decreases in interest income in both years were due to declining yields on average interest earning assets, which offset the benefits from increases in the volume of those assets. Average interest earning assets of $1,133.7 million in 1993 increased by 4.5% over 1992 which increased by 13.6% over 1991. The yield on average interest earning assets decreased to 8.15% in 1993 from 8.95% in 1992 and 10.32% in 1991, reflecting the decline in the general level of interest rates in the U.S. economy during those periods.

(bar graphs)

RETURN ON AVERAGE ASSETS (Percent)

  '89  1.17
  '90  1.21
  '91  1.21
  '92  1.23
  '93  1.29


RETURN ON AVERAGE STOCKHOLDERS' EQUITY (Percent)

  '89  15.85
  '90  15.44
  '91  15.11
  '92  15.36
  '93  14.88


NET INTEREST MARGIN (Percent)

  '89  5.14
  '90  5.36
  '91  5.48
  '92  5.31
  '93  5.42

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

  Interest and fees on loans in 1993 decreased by 3.9% from 1992, which decreased by 1.0% compared to 1991. Average net loans increased by 5.2% in 1993 and by 12.1% in 1992. Yield on net loans decreased to 8.68% in 1993 from 9.50% in 1992 and 10.76% in 1991.
  Interest on investment securities in 1993 decreased by 3.5% and increased by 0.8% in 1992. Average investment securities increased by 13.2% in 1993 and 20.7% in 1992. These increases, however, were offset by the decrease in yield, primarily in taxable investment securities, which decreased to 6.40% from 7.39% in 1992 and 8.92% in 1991. The increase in average balance was primarily due to the lower rate of loan growth and, for 1993, funds transferred from shorter maturity and lower yielding interest-bearing deposits in other banks and Federal funds sold. The decrease in yield was due to purchases made during the declining interest rate environment of the last two years.
  Interest expense in 1993 of $30.9 million decreased by 21.6% from 1992, which also decreased by 14.6% from 1991, primarily accounting for the increase in net interest income in 1993 and 1992. Decreases in interest expense in both years were due to the effect of declining effective rates paid on interest-bearing liabilities exceeding the impact of increases in the volume of those liabilities. Average interest-bearing liabilities of $958.5 million increased by 3.1% over 1992, which increased by 14.2% over 1991. The proportion of deposits held in interest-bearing demand, savings and money market accounts increased during 1993 and 1992 with time certificates of deposit decreasing, reflecting depositors' uncertainties as to future interest rate movements. The effective rate of interest-bearing liabilities decreased to 3.23% in 1993 from 4.24% in 1992 and 5.67% in 1991.


Table 1.  Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

                                                                         Year ended December 31,
                                                     1993                          1992                            1991

                                                   Average    Amount             Average    Amount               Average   Amount
                                         Average    Yield/      of       Average  Yield/      of       Average    Yield/      of
                                         Balance     Rate    Interest    Balance   Rate    Interest    Balance     Rate    Interes

(Dollars in thousands)

Assets
Interest earning assets:
   Interest-bearing deposits
      in other banks                    $   11,376    3.17%  $    361 $   25,600    4.14%    $ 1,061  $   24,219     7.35%   $ 1,780
   Federal funds sold                        1,877    2.88         54      9,732    3.68         358       6,535     5.48        358
   Taxable investment securities           210,792    6.40     13,484    189,885    7.39      14,023     151,171     8.92     13,483
   Tax-exempt investment securities         14,492    5.67        821      9,103    8.73         795      13,680     8.88      1.215
   Net loans                               895,135    8.68     77,667    850,626    9.50      80,844     759,132    10.76     81,677
      Total interest earning assets      1,133,672    8.15     92,387  1,084,946    8.95      97,081     954,737    10.32     98,513
Nonearning assets                           97,236                        99,108                          93,588
   Total assets                         $1,230,908                    $1,184,054                      $1,048,325
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
   Interest-bearing demand deposits     $  100,577    1.58%  $  1,586  $  94,869    2.58%    $ 2,444  $   87,138     4.53%   $ 3,944
   Savings and money market deposits       448,921    2.74     12,308    422,655    3.81      16,123     329,247     4.99     16,424
   Time deposits under $100,000            168,076    4.49      7,540    176,750    5.82      10,286     199,901     6.89     13,780
   Time deposits $100,000 and over         167,051    3.08      5,147    174,877    4.02       7,033     180,550     6.10     11,009
   Other borrowed funds                     73,874    5.88      4,341     60,433    5.88       3,554      17,285     5.90      1,019
   Long-term debt                               --     .--         --         94    7.45           7         311     7.72         24
      Total interest-bearing liabilities   958,499    3.23     30,922    929,678    4.24      39,447     814,432     5.67     46,200
Noninterest-bearing deposits               152,643                       147,156                         137,975
Other liabilities                           12,660                        12,135                          11,812
Stockholders' equity                       107,106                        95,085                          84,106
   Total liabilities and stockholders'
      equity                            $1,230,908                    $1,184,054                      $1,048,325
Net interest income                                           $61,465                        $57,634                         $52,313
Net interest margin                                   5.42%                         5.31%                            5.48%

PAGE

   As a result, net interest margin in 1993 was 5.42% compared to 5.31% in 1992 and 5.48% in 1991. The increase in net interest margin in 1993 was primarily due to the increase in lower-cost interest-bearing demand, savings and money market deposits.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
   The provision for loan losses is determined by Management's ongoing evaluation of the loan portfolio and assessment of the ability of the allowance for loan losses to cover inherent losses. The Company provided to the allowance for loan losses $3,200,000, $2,700,000 and $2,400,000 during 1993, 1992 and 1991, respectively.
Net loans charged-off of $1,447,000 in 1993 were comprised of $475,000 in commercial loans, $415,000 in consumer loans and $557,000 in mortgage loans. Net charge-offs were $1,171,000 in 1992 and $238,000 in 1991. The increase in charge-offs was mainly due to the slowdown in the State of Hawaii's economy during the past three years, which has negatively affected certain borrowers' ability to satisfy their obligations to the Bank.
   Most of the Bank's commercial loans are secured by real estate and other collateral in Hawaii.
   The allowance for loan losses expressed as a percentage of loans increased to 1.81% at December 31, 1993, from 1.71% and 1.66% at the previous two year-ends. The increase in this ratio at December 31, 1993 reflected uncertainties due to increases in nonperforming assets and past due loans as impacted by the condition of the local economy.
   Management believes the allowance for loan losses is adequate to cover the credit risks inherent in the loan portfolio. However, continuation of unfavorable conditions in Hawaii may adversely affect the level of nonperforming loans and provision for loan losses.

NONPERFORMING ASSETS
   Total nonperforming assets and accruing loans delinquent for 90 days or more totaled $26,047,000 at December 31, 1993, increasing from $13,157,000 a year ago. Nonaccrual loans of $4,477,000 were comprised of several loans secured by residential properties and a loan primarily secured by resort commercial property. Other real estate of $1,750,000 was comprised of two residential properties, writedowns of which were recorded to reflect current market values. Loans delinquent for 90 days or more of $19,820,000 at December 31, 1993 increased from the $7,383,000 reported a year ago. Most of the increase was attributed to a loan secured by commercial real estate, the market value of which is well in excess of the loan balance. A continued decline in general economic conditions may result in future increases in nonperforming assets, delinquencies and net loan charge-offs.
   Accrual of interest is generally discontinued on commercial loans when the interest payment becomes delinquent for 90 days and prospects for timely repayments appear compromised. Consumer loans with principal balances of $20,000 or more are charged off after 120 days, unless determined to be adequately collateralized or in imminent process of collection. Subsequent receipts are generally applied to principal outstanding, and no interest income is recognized unless the financial condition and payment record of the borrowers warrant such recognition.

Table 2.  Analysis of Changes in Net Interest Income (Taxable Equivalent)

                                                      Year ended December 31,

                                      1993 Compared to 1992            1992 Compared to 1991
                                       Increase (Decrease)              Increase (Decrease)
                                        Due to Change in                 Due to Change in

                                      Volume       Rate    Net Change   Volume      Rate    Net Change


Interest earning assets:
   Interest-bearing deposits
     in other banks                  $  (590)   $   (110)   $  (700)   $ 9,885   $(10,718)       (833)
   Federal funds sold                   (289)        (15)      (304)     3,448     (2,905)        543
   Taxable investment securities       1,544      (2,083)      (539)      (406)       (14)       (420)
   Tax-exempt investment securities      471        (445)        26        103       (822)       (719)
   Net loans                           4,230      (7,407)    (3,177)       175       (175)         --

        Total interest earning assets  5,366     (10,060)    (4,694)    13,205    (14,634)     (1,429)

Interest-bearing liabilities:
   Interest-bearing deposits             329      (9,634)    (9,305)     4,114    (13,385)     (9,271)
   Other borrowed funds                  790          (3)       787      2,547        (12)      2,535
   Long-term debt                         (7)          --        (7)       (17)        --         (17)

        Total interest-bearing
          liabilities                  1,112      (9,637)    (8,525)     6,644    (13,397)     (6,753)

Net interest income                  $ 4,254     $  (423)   $ 3,831    $ 6,561   $ (1,237)    $ 5,324

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

Table 3 sets forth nonperforming assets accruing loans which were delinquent for 90 days or more at the dates indicated.

                              DECEMBER 31,

(Dollars in thousands)  1993     1992    1991     1990      1989


Nonaccrual loans      $ 4,477  $ 5,478  $2,184   $  732    $1,480
Restructured loans         --       --      --       --        --
Other real estate       1,750      296      --       --        --

   Total nonperforming
   assets               6,227    5,774   2,184      732     1,480

Loans delinquent for
90 days or more        19,820    7,383   4,113    3,146     1,068

   Total nonperforming
   assets and loans
   delinquent for
   90 days or more    $26,047  $13,157  $6,297   $3,878    $2,548

Total nonperforming
assets as a percentage
of loans and other
real estate             0.66%    0.64%   0.26%    0.10%     0.26%

Total nonpeforming
assets and loans
delinquent for 90
days or more as a
percentage of loans
and other real estate   2.75%    1.46%   0.75%    0.54%     0.46%


(bar graphs)

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS (Percent)

   '89                   1.69
   '90                   1.63
   '91                   1.66
   '92                   1.71
   '93                   1.81


NONPERFORMING ASSETS AS A PERCENTAGE OF LOANS AND OTHER REAL ESTATE (Percent)

   '89                   0.26
   '90                   0.10
   '91                   0.26
   '92                   0.64
   '93                   0.66


TOTAL OTHER OPERATING EXPENSE AS A PERCENTAGE OF AVERAGE ASSETS

   '89                   3.35
   '90                   3.43
   '91                   3.60
   '92                   3.37
   '93                   3.52

OTHER OPERATING INCOME

     Other operating income of $11,169,000 increased by 22.9% in 1993 over 1992, which increased by 6.1% over 1991. Service charges on deposit accounts of $2,580,000 increased by 18.4% in 1993 and by 28.4% in 1992 due to an adjustment to the Bank's fee schedule and efforts to enhance fee income. Other service charges and fees of $4,828,000 increased by 9.1% in 1993 and by 12.3% in 1992.
Partnership income derived from the Company's 50% investment in CKSS Associates, which owns the Company's headquarters building, totaled $1,504,000, increasing by 19.8% in 1993 and by the same percentage in 1992 due to lower interest expense on borrowings. Investment securities gains of $336,000 was primarily due to the recovery of a $300,000 provision for loss recorded in 1992 related to a mortgage-backed security. Other income of $943,000 in 1993 increased by 34.5% over 1992 primarily due to the sale of residential mortgage loans. Total other operating income, expressed as a percentage of average assets, increased to 0.91% in 1993 from 0.77% in 1992 and 0.82% in 1991.


Table 4.  Components of Other Operating Income

                                         Year ended December 31,
(Dollars in thousands)                1993     1992      1991


Service charges on deposit accounts  $2,580   $2,179    $1,697
Other service charges and fees        4,828    4,424     3,941
Partnership income                    1,504    1,255     1,048
Fees on foreign exchange                978      808       801
Investment securities gains (losses)    336     (278)       41
Others                                  943      701     1,041

    Total                           $11,169   $9,089    $8,569

Total other operating income as a
    percentage of average assets      0.91%     0.77%    0.82%


OTHER OPERATING EXPENSE
     Other operating expense of $43,284,000 in 1993 increased by 8.4% over 1992, which increased by 5.9% over 1991. Salaries and employee benefits of $22,910,000 increased by 7.2% over 1992, which increased by 8.5% over 1991. Salaries and wages increased by 6.6% in 1993 reflecting staff increases, the addition of new operating units as described below and merit pay increases. Employee benefits increased by 8.9% primarily due to increases in pension contributions and medical benefits.
     Equipment expense increased by 11.7% in 1993 primarily due to increased investment in personal computers. Other expense increased by 10.1% primarily due to promotional expenses. Total other operating expense as a percentage of average assets was 3.52%, 3.37% and 3.60% in 1993, 1992 and 1991, respectively. The increase in this ratio in 1993 was largely attributable to expenses incurred in the establishment of the Bank's Trust and Commercial Real Estate Loan Divisions, opening of the Mililani Branch and increased marketing and product development activity due to heightened competition during a period of slow asset growth.



Table 5.  Components of Other Operating Expense

                                         Year ended December 31,
(Dollars in thousands)                1993      1992     1991


Salaries and employee benefits      $22,910   $21,372  $19,706
Net occupancy expense                 5,094     4,712    4,577
Equipment expense                     2,204     1,974    1,896
Other                                13,076    11,875   11,521

    Total                           $43,284   $39,933  $37,700

Total other operating expense
as a percentage of average assets     3.52%     3.37%    3.60%

PAGE

                   MANAGEMENT'S DISCUSSION & ANALYSIS OF
                FINANCIAL CONDITION & RESULTS OF OPERATIONS
                                (CONTINUED)

INCOME TAXES
     Income taxes totaled $10,026,000 in 1993 compared to $9,119,000 in 1992 and $7,554,000 in 1991. The effective tax rate was 38.9%, 38.4% and 37.3% in 1993, 1992 and 1991, respectively.
The increase in the Federal income tax rate to 35%, due to passage of the Omnibus Budget Reconciliation Act of 1993, was effective from January 1, 1993 and was recognized during the third quarter of 1993.
     In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires a change to the asset and liability method of accounting for income taxes. The requirements of SFAS No. 109 became effective for fiscal years beginning after December 15, 1992. The cumulative effect of the change in accounting for income taxes in 1993 resulted in a nonrecurring credit of $208,000.

FINANCIAL CONDITION
     Average total assets of $1,230.9 million in 1993 increased by $46.9 million or 4.0% over 1992 which increased by $135.7 million or 12.9% over 1991. The relatively low asset and loan growth, as compared to growth experienced in recent years, was largely reflective of the level of economic activity in the State of Hawaii. Average investment securities of $225.3 million increased by $26.3 million or 13.2% from 1992, while interest-bearing deposits in other banks and Federal funds sold decreased by a total of $22.1 million. Average investment securities of $199.0 million in 1992 increased by $34.1 million or 20.7% over 1991, while average interest-bearing deposits in other banks of $25.6 million increased by 5.8% over 1991.
     Mortgage loans totaling $485.1 million at year-end 1993 increased by $41.7 million or 9.4% over year-end 1992. Commercial, financial and agricultural loans of $374.9 million increased by $18.0 million or 5.0% during the year, offset by decreases in construction loans and fixed-rate personal and automobile loans.
     Average total deposits of $1,037.3 million increased by $21.0 million or 2.1% over 1992 which increased by $81.5 million or 8.7% over 1991. Average core deposits (noninterest-bearing demand, interest-bearing demand, savings deposits and time deposits under $100,000) of $870.2 million in 1993 increased by $28.8 million or 3.4%, and average large certificates of deposit of $167.1 million decreased by $7.8 million or 4.5% as compared to 1992. In 1992, average core deposits increased by 11.6%, while average large certificates of deposit decreased by 3.1% from 1991. The Bank does not actively seek large certificates of deposit from non-customers and does not accept brokered deposits. Average other borrowed funds of $73.9 million in 1993 increased by $13.4 million or 22.2% over $60.4 million in 1992, which increased from $17.3 million in 1991. These funds were comprised primarily of advances from the Federal Home Loan Bank of Seattle, of which the Bank is a member, and provided a significant source of longer-term fixed-rate financing for loan customers during 1993 and 1992.

PAGE

Table 6.  Distribution of Assets, Liabilities and Stockholders' Equity

                                                             Year ended December 31,
                                              1993                     1992                 1991
                                     Average       Percent     Average    Percent    Average   Percent
                                     Balance      to Total     Balance   to Total    Balance  To Total
(Dollars in thousands)


Assets:
   Cash and due from banks        $   53,917          4.4%  $   53,737       4.5%  $  47,765      4.6%
   Interest-bearing deposits
     in other banks                   11,376          0.9       25,600       2.2      24,219      2.3
   Federal funds sold                  1,877          0.2        9,732       0.8       6,535      0.6
   Taxable investment
     securities                      210,792         17.1      189,885      16.0     151,171     14.4
   Tax-exempt investment
     securities                       14,492          1.2        9,103       0.8      13,680      1.3
   Net loans                         895,135         72.7      850,626      71.8     759,132     72.4
   Premises and equipment             22,985          1.9       23,283       2.0      22,996      2.2
   Other assets                       20,334          1.6       22,088       1.9      22,827      2.2
        Total assets              $1,230,908        100.0%  $1,184,054     100.0% $1,048,325    100.0%

Liabilities and Stockholders' Equity:
   Deposits:
     Noninterest-bearing
       demand                    $   152,643         12.4%  $  147,156      12.4% $  137,975     13.2%
     Interest-bearing demand         100,577          8.2       94,869       8.0      87,138      8.3
     Savings and money market        448,921         36.5      422,655      35.7     329,247     31.4
     Time deposits under
       $100,000                      168,076         13.6      176,750      14.9     199,901     19.1
     Time deposits $100,000 and
       over                          167,051         13.6      174,877      14.8     180,550     17.2
        Total deposits             1,037,268         84.3    1,016,307      85.8     934,811     89.2

   Federal funds purchased,
     securities sold under
     agreements to repurchase
     and other borrowed funds         73,874          6.0       60,433       5.1      17,285      1.6
   Long-term debt                         --           --           94        --         311      0.1
   Other liabilities                  12,660          1.0       12,135       1.1      11,812      1.1
        Total liabilities          1,123,802         91.3    1,088.969      92.0     964,219     92.0

   Stockholders' equity              107,106          8.7       95,085       8.0     84,106       8.0
        Total liabilities and
        stockholders' equity      $1,230,908        100.0%  $1,184,054     100.0% $1,048,325    100.0%

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

ASSET/LIABILITY MANAGEMENT
     Asset/liability management is the coordination of the Bank's rate-sensitive assets and rate-sensitive liabilities to reduce interest rate risk while maintaining targeted levels of liquidity and capital.
     The Company's asset/liability management policy is to minimize interest rate risk and stabilize net interest margin by closely matching its level of rate-sensitive assets and rate-sensitive liabilities. The Bank's Asset/Liability Committee monitors interest rate risk exposures through the use of gap, income simulation, and rate shock analyses. This process is designed to measure the impact to net interest margin of future changes in interest rates. Any identified exposures to net interest margin are managed through the shortening or lengthening of the duration of the Bank's assets and/or liabilities.
     Table 7 sets forth information concerning the interest rate sensitivity of the Bank's assets, liabilities and stockholders' equity as of year-end 1993. The assumptions used in determining the interest rate sensitivity of various asset and liability products can have a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest repricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category even though repricing of these accounts is not contractually required and may not actually occur during that period.
     As shown in Table 7, the amount of liabilities being repriced exceeds the amount of assets in the three months or less category. In the remaining time periods, repricing assets exceed repricing liabilities. Generally, where rate-sensitive assets exceed rate-sensitive liabilities, the net interest margin is expected to be positively impacted during periods of increasing interest rates and negatively impacted during periods of decreasing interest rates. The Company's net interest margin has remained relatively stable over the last three years.

Table 7.  Rate Sensitivity of Assets, Liabilities and Stockholders' Equity.

                                                                                 Over One
                                                                     Over Six      Year
                                                Three  Over Three     Through     Through       Over
                                               Months    Through      Twelve       Three       Three        Nonrate
(Dollars in thousands)                        or Less  Six Months     Months       Years       Years       Sensitive         Total

<s\>

Assets:
  Interest-bearing deposits in other banks  $   5,039   $      --   $      --    $     --    $     --      $      --     $    5,039
  Federal funds sold                            5,000          --          --          --          --             --          5,000
  Investment securities                        34,432      24,765      37,762      83,179      59,482         11,048        250,668
  Net loans                                   389,651      85,370     182,006     171,954      99,656             --        928,637
  Noninterest earning assets                       --          --          --          --          --        113,758        113,758

     Total assets                             434,122     110,135     219,768     255,133     159,138        124,806      1,303,102

Liabilities and Stockholders' Equity
  Noninterest-bearing deposits                     --          --          --          --          --        180,254        180,254
  Interest-bearing deposits                   694,008      75,718      68,766      54,559       5,021             --        898,072
  Other borrowed funds                         15,318      14,138      12,575      24,023      29,907             --         95,961
  Other liabilities                                --          --         500         500          --         14,627         15,627
  Stockholders' equity                             --          --          --          --          --        113,188        113,188

     Total liabilities and stockholders'
       equity                                 709,326      89,856      81,841      79,082      34,928        308,069     1,303,102
Interest rate sensitivity gap               $(275,204)  $  20,279   $ 137,927    $176,051    $124,210      $(183,263     $       --)
Cumulative interest rate sensitivity gap    $(275,204)  $(254,925)  $(116,998)   $ 59,053    $183,263      $      --     $       --

PAGE

CAPITAL RESOURCES
     The Company's objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met. The Company also expects to maintain capital in an amount sufficient to be considered "well capitalized" by regulatory guidelines. At December 31, 1993, the Company and the Bank were "well capitalized."
     Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation ("FDIC") are as follows. In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component (Tier I), essentially common stockholders' equity less intangible assets, and a supplemental component (Tier 2), which includes the allowance for loan losses up to 1.25% of risk-weighted assets, and a system for assigning assets and off-balance sheet items to one of four risk-weighted categories. The new capital standards require a minimum Tier I risk-based capital ratio of 4.00% and total risk-based capital ratio (Tier I plus Tier 2) of 8.00%. The Federal Reserve Board and the FDIC have also adopted a 3.00% minimum equity capital to assets ratio which is Tier I capital as a percentage of total assets. This is referred to as the leverage ratio. Higher-risk banks as measured by the Federal regulatory rating system are expected to maintain capital well above the minimum leverage ratio requirement. Table 8 sets forth the Company's capital ratios as of the dates indicated.
     In addition, effective December 19, 1992, FDIC-insured institutions such as the Bank must maintain leverage, Tier I and total risk-based capital ratios of at least 5%, 6% and 10%, respectively, to be considered "well capitalized" under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991.

LIQUIDITY
     The Company's objective in managing its liquidity is to maintain a balance between sources and uses of funds in order to most economically meet the cash requirements of customers for loans and deposit withdrawals and participate in investment opportunities as they arise. Management monitors the Company's liquidity position continuously in relation to trends of loans and deposits or withdrawals by its customers for short-term and long-term requirements. Liquid assets are monitored on a daily basis to assure maximum utilization. An adequate level of readily marketable assets and access to short-term funding sources are maintained.
     During 1993, the Company's liquidity remained relatively unchanged from year-end 1992. The growth in loans and investment securities was funded primarily by the reduction in cash and due from banks and increases in other borrowed funds.
     Core deposits at December 31, 1993 totaled $900.2 million decreasing by $7.6 million from year-end 1992. Average core deposits as a percentage of average total deposits were 83.9% in 1993 compared to 82.8% in 1992 and 80.7% in 1991.
     Large certificates of deposit of $178.1 million at December 31, 1993 increased by $11.9 million from year-end 1992. The Bank's policy disallows the use of brokered deposits as a funding source.
     Net cash provided by operating activities was $17.9 million, $11.1 million and $10.0 million and by financing activities was $33.6 million, $105.7 million and $83.2 million in 1993, 1992 and 1991, respectively. Net cash used in investing activities was $59.8 million, $114.8 million and $85.1 million in the respective years, resulting in cash and cash equivalents decreasing in 1993 by $8.2 million and increasing by $2.0 million in 1992 and $8.0 million in 1991.

EFFECTS OF INFLATION
     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and the results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.
     Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.


Table 8. Regulatory Capital Ratios

                                                At December 31, 1993          At December 31, 1992
                                             Required  Actual   Excess     Required  Actual    Excess


Tier I risk-based capital ratio                4.00%   10.94%    6.94%      4.00%    10.33%     6.33%
Total risk-based capital ratio                 8.00    12.19     4.19       8.00     11.58      3.58
Leverage capital ratio                         3.00     8.65     5.65       3.00      7.98      4.98

PAGE

                                      CONSOLIDATED BALANCE SHEETS
                         CPB INC. AND SUBSIDIARY - DECEMBER 31, 1993 AND 1992

(Dollars in thousands, except per share data)                                 1993           1992

Assets
Cash and due from banks                                                  $   58,152     $   66,381
Interest-bearing deposits in other banks                                      5,039         13,104
Federal funds sold                                                            5,000          5,000
Investment securities (market value $253,313 and $234,744 at
   December 31, 1993 and 1992, respectively)                                250,668        230,902
Loans                                                                       945,768        901,565
   Less allowance for loan losses                                            17,131         15,378
      Net loans                                                             928,637        886,187
Premises and equipment                                                       23,282         22,935
Accrued interest receivable                                                   9,108          9,263
Investment in partnership                                                     4,666          3,702
Due from customers on acceptances                                             1,347          1,917
Other assets                                                                 17,203         14,272
      Total assets                                                       $1,303,102     $1,253,663
Liabilities and Stockholders' Equity
Deposits:
   Noninterest-bearing deposits                                          $  180,254     $  184,810
   Interest-bearing deposits                                                898,072        889,245
      Total deposits                                                      1,078,326      1,074,055
Federal funds purchased and securities sold under agreements to repurchase    9,130             --
Other borrowed funds                                                         86,831         62,713
Bank acceptances outstanding                                                  1,347          1,917
Other liabilities                                                            13,280         12,745
Employee stock ownership plan note payable                                    1,000          1,500
      Total liabilities                                                   1,189,914      1,152,930
Stockholders' equity:
   Preferred stock, no par value, authorized 1,000,000 shares, none issued       --             --
   Common stock, no par value, stated value $1.25 per share
      Authorized 25,000,000 shares; issued and outstanding 5,230,331 and
      5,196,142 shares at December 31, 1993 and 1992, respectively            6,538          6,495
   Surplus                                                                   45,140         44,573
   Retained earnings                                                         62,510         51,165
                                                                            114,188        102,233
   Employee stock ownership plan shares purchased with debt                  (1,000)        (1,500)
      Total stockholders' equity                                             113,188        100,733
      Total liabilities and stockholders' equity                          $1,303,102     $1,253,663

See accompanying notes to consolidated financial statements.

                                                  CONSOLIDATED STATEMENTS OF INCOME
                               CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

(Dollars in thousands, except per share data)                                              1993            1992             1991

Interest income:
   Interest and fees on loans                                                            $77,577          $80,753          $81,569
   Interest and dividends on investment securities:
      Taxable interest                                                                    11,998           13,137           13,340
      Tax-exempt interest                                                                    519              517              802
      Dividends                                                                            1,486              886              143
   Interest on deposits in other banks                                                       361            1,061            1,780
   Interest on Federal funds sold                                                             54              358              358
      Total interest income                                                               91,995           96,712           97,992
Interest expense:
   Interest on deposits                                                                   26,581           35,886           45,157
   Interest on other borrowed funds                                                        4,341            3,554            1,019
   Interest on subordinated capital note                                                      --                7               24
      Total interest expense                                                              30,922           39,447           46,200
      Net interest income                                                                 61,073           57,265           51,792
Provision for loan losses                                                                  3,200            2,700            2,400
      Net interest income after provision for loan losses                                 57,873           54,565           49,392
Other operating income:
   Service charges on deposit accounts                                                     2,580            2,179            1,697
   Other service charges and fees                                                          4,828            4,424            3,941
   Partnership income                                                                      1,504            1,255            1,048
   Fees on foreign exchange                                                                  978              808              801
   Investment securities gains (losses)                                                      336             (278)              41
   Other                                                                                     943              701            1,041
      Total other operating income                                                        11,169            9,089            8,569
Other operating expense:
   Salaries and employee benefits                                                         22,910           21,372           19,706
   Net occupancy                                                                           5,094            4,712            4,577
   Equipment                                                                               2,204            1,974            1,896
   Other                                                                                  13,076           11,875           11,521
      Total other operating expense                                                       43,284           39,933           37,700
      Income before income taxes and cumulative effect
        of accounting change                                                              25,758           23,721           20,261
Income taxes                                                                              10,026            9,119            7,554
      Income before cumulative effect of accounting change                                15,732           14,602           12,707
Cumulative effect of accounting change                                                       208               --               --
      Net income                                                                         $15,940          $14,602          $12,707
Per common share:
   Income before cumulative effect of accounting change                                  $  3.02          $  2.81          $  2.51
   Cumulative effect of accounting change                                                   0.04               --               --
      Net income                                                                         $  3.06          $  2.81          $  2.51
   Cash dividends declared                                                               $  0.88          $  0.80          $  0.70
See accompanying notes to consolidated financial statements.

PAGE

                                                 CONSOLIDATED STATEMENTS OF CHANGES
                                                       IN STOCKHOLDERS' EQUITY
                               CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                                      Employee stock
                                                                                                      ownership plan
                                                            Common                      Retained     shares purchased
(Dollars in thousands, except per share data)                stock        Surplus       earnings         with debt        Total


Balance at December 31, 1990                                $6,278        $41,351        $31,564        $    --         $ 79,193
Net income                                                      --             --         12,707             --           12,707
Cash dividends declared ($0.70 per share)                       --             --         (3,553)            --           (3,553)
163,651 shares of common stock issued                          205          3,154             --             --            3,359
Employee stock ownership plan obligation
    guaranteed by Company                                       --             --             --         (2,000)          (2,000)
Balance at December 31, 1991                                 6,483         44,505         40,718         (2,000)          89,706
Net income                                                      --             --         14,602             --           14,602
Cash dividends declared ($0.80 per share)                       --             --         (4,155)            --           (4,155)
9,820 shares of common stock issued                             12             68             --             --               80
Employee stock ownership plan obligation
    guaranteed by Company                                       --             --             --            500              500
Balance at December 31, 1992                                 6,495         44,573         51,165         (1,500)         100,733
Net income                                                      --             --         15,940             --           15,940
Cash dividends declared ($0.88 per share)                       --             --         (4,595)            --           (4,595)
34,189 shares of common stock issued                            43            567             --             --              610
Employee stock ownership plan obligation
    guaranteed by Company                                       --             --             --            500              500
Balance at December 31, 1993                                $6,538        $45,140        $62,510        $(1,000)        $113,188

See accompanying notes to consolidated financial statements.

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                               CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

(Dollars in thousands)                                                            1993              1992             1991

Cash flows from operating activities:
    Net income                                                             $    15,940       $    14,602      $    12,707
    Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                                 3,200             2,700            2,400
       Provision for depreciation and amortization                               2,151             2,011            1,798
       Net amortization and accretion of investment securities                   3,245             2,025              473
       Net loss (gain) on investment securities                                   (336)              278              (41)
       Federal Home Loan Bank stock dividends received                          (1,076)             (886)            (143)
       Net deferred loan origination fees                                           43               118              480
       Net change in loans held for sale                                          (844)           (9,909)          (4,633)
       Net gain on sale of loans                                                  (554)             (412)            (822)
       Amortization of intangible assets                                            92                92               23
       Cumulative effect of accounting change                                     (208)               --               --
       Deferred income tax benefit                                                (572)             (575)          (1,061)
       Partnership income                                                       (1,504)           (1,255)          (1,048)
       Decrease (increase) in accrued interest receivable and other assets      (1,770)            3,048           (2,949)
       Increase (decrease) in accrued interest payable and other liabilities       105              (720)           2,809
          Net cash provided by operating activities                             17,912            11,117            9,993
Cash flows from investing activities:
    Proceeds from maturities of and calls on investment securities             207,593            90,591           56,705
    Purchases of investment securities                                        (229,192)         (165,611)         (26,715)
    Net decrease in interest-bearing deposits in other banks                     8,065            18,978            5,304
    Net loan originations over principal repayments                            (44,295)          (58,065)        (132,841)
    Proceeds from sale of loans                                                     --                --           27,478
    Loans acquired in branch acquisition                                            --                --           (5,352)
    Purchases of premises and equipment                                         (2,498)           (1,230)         (10,115)
    Distributions from partnership                                                 540               490              400
          Net cash used in investing activities                                (59,787)         (114,847)         (85,136)
Cash flows from financing activities:
    Net increase in deposits                                                     4,271            83,193           44,345
    Deposits acquired in branch acquisition                                         --                --           14,206
    Proceeds from Federal Home Loan Bank advances                               25,455            38,100           24,015
    Repayments of Federal Home Loan Bank advances                               (1,057)             (629)              (3)
    Net increase (decrease) in other short-term borrowings                       8,850           (10,782)             898
    Payments on subordinated capital note                                           --              (200)            (224)
    Cash dividends paid                                                         (4,483)           (4,049)          (3,422)
    Proceeds from sale of common stock                                             610                80            3,359
          Net cash provided by financing activities                             33,646           105,713           83,174
          Net increase (decrease) in cash and cash equivalents                  (8,229)            1,983            8,031
Cash and cash equivalents:
    At beginning of year                                                        71,381            69,398           61,367
    At end of year                                                         $    63,152       $    71,381      $    69,398
Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                                 $    31,511       $    40,946      $    46,455
    Cash paid during the year for income taxes                             $    10,970       $     9,452      $     6,929

See accompanying notes to consolidated financial statements.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   CPB INC. AND SUBSIDIARY - DECEMBER 31, 1993, 1992 AND 1991

1.   SUMMARY OF
     SIGNIFICANT ACCOUNTING POLICIES
     PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of CPB Inc. ("Company") and its wholly-owned (except for directors' qualifying shares) subsidiary, Central Pacific Bank ("Bank") and its wholly-owned subsidiary, CPB Properties, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.
     CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The investment in partnership is accounted for by the equity method.

CASH AND CASH EQUIVALENTS
     For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks, Federal funds sold and other short-term investments with an original maturity or remaining life at date of purchase of three months or less. Such investments are considered readily convertible to known amounts of cash due to the insignificant risk of changes in their market values.

INVESTMENT SECURITIES
     Investment securities, which are held to maturity, are carried at cost and adjusted for amortization of premiums and accretion of discounts using a method that approximates the interest method. Gains or losses from the disposition of investment securities are computed using the specific identification method. Unrealized permanent impairments in value are reported in non-interest income as investment securities losses.
     The Company believes it has the intent and ability to hold to maturity its portfolio of investment securities at December 31, 1993 as part of its portfolio of long-term interest-earning assets. The Company's intent to hold investment securities to maturity is based on management's assessment of the probability of future events and their impact on the Company.

LOANS AND ALLOWANCE FOR LOAN LOSSES
     Loans are stated at the principal amount outstanding, net of unearned income. Loans are placed on nonaccrual status when management has determined that the borrowers will be unable to meet contractual principal and/or interest obligations. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income should management determine that the collectibility of such accrued interest is doubtful. All subsequent receipts are applied to principal outstanding, and no interest income is recognized unless the financial condition and payment record of the borrowers warrant such recognition. A nonaccrual loan may be restored to an accrual basis when principal and interest payments are current, and full payment of principal and interest is expected.
     The allowance for loan losses is maintained at a level considered adequate to provide for potential losses on loans and other extensions of credit, including off-balance sheet credit exposures. The adequacy of the allowance for loan losses is based upon management's evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. The allowance is increased by provisions charged to operating expense and reduced by loan charge-offs, net of recoveries.

LOAN ORIGINATION AND COMMITMENT FEES
     All loan origination fees, substantially all loan commitment fees and certain direct loan origination costs are deferred and recognized over the life of the related loan as an adjustment to yield.

LOANS HELD FOR SALE
     Generally, fixed-rate residential mortgage loans are originated with the intent to sell, and occasionally other loans are sold in response to changes in interest rate risk. At December 31, 1993 and 1992, approximately $15,386,000 and $14,542,000, respectively, of loans were held for sale and were valued at the lower of aggregate cost or market value.

PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are included in other operating expense and are computed under the straight-line method over the estimated useful lives of the assets or the applicable leases, whichever are shorter. Major improvements and betterments are capitalized while recurring maintenance and repairs are charged to operating expense. Gains or losses on dispositions of premises and equipment are included in other operating income or expense.

INTANGIBLE ASSETS
     An intangible asset of $827,000, less accumulated amortization of $207,000 and $115,000 at December 31, 1993 and 1992,
respectively, resulting from a branch acquisition is included in other assets and is being amortized on a straight-line basis over a period of nine years based on depositor relationships existing at the date of acquisition. Amortization expense amounted to $92,000 for each of the years ended December 31, 1993 and 1992 and $23,000 for the year ended December 31, 1991.

OTHER REAL ESTATE
     Other real estate, included in other assets, is composed of properties acquired through foreclosure proceedings and in-substance foreclosures. An in-substance foreclosure results when a borrower is having financial difficulty and has little or no equity or prospects for building equity in the collateral and when repayment of the loan is expected to come only from the operation or sale of the collateral. When acquired, these properties are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of a) cost or b) fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its new cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other income. Other real estate amounted to $1,750,000 and $296,000 at December 31, 1993 and 1992, respectively.

INCOME TAXES
     The Company and its subsidiary file consolidated Federal and State tax returns.
     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     Pursuant to the deferred method under Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," which was applied through December 31, 1992, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

RECLASSIFICATIONS
     Certain amounts in the consolidated financial statements and notes thereto for the previous two years have been reclassified to conform to the current year's presentation. Such reclassification had no effect on the Company's results of operations.

2.   RESERVE REQUIREMENTS
     In 1986, State banks that were not members of the Federal Reserve System began an eight-year transition from State reserve requirements to Federal Reserve Board reserve requirements. State reserve requirements were reduced by the Federal Reserve Board reserve requirements over this period of time. Effective January 1993, the State requirements no longer applied, and the Bank was subject only to the Federal Reserve Board reserve requirements. The total amount held as a reserve at December 31, 1993 was $17,931,000.

3.   INVESTMENT SECURITIES
     A summary of carrying and approximate market values of investment securities at December 31, 1993 and 1992 follows:

                                                             Gross           Gross          Estimated
                                            Carrying      unrealized      unrealized         market
(Dollars in thousands)                        value          gains          losses            value


1993:
  U.S. Treasury and
   other U.S. Government
   agencies                                 $211,932         $2,904           $701         $214,135
  States and political
   subdivisions                               21,334            215             --           21,549
  Private-issuer mortgage-
   backed securities                           6,354            227             --            6,581
  Federal Home Loan Bank
   stock, at cost                             11,048             --             --           11,048
 Total                                      $250,668         $3,346           $701         $253,313
1992:
  U.S. Treasury and
   other U.S. Government
   agencies                                 $190,305         $4,112           $756         $193,661
  States and political
   subdivisions                               13,967            321             --           14,288
  Private-issuer mortgage-
   backed securities                          16,657            202             37           16,822
  Federal Home Loan Bank
   stock, at cost                              9,973             --             --            9,973
 Total                                      $230,902         $4,635           $793         $234,744

/TABLE

     The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Estimated
                                             Carrying       market
(Dollars in thousands)                       value          value


Due in one year or less                      $ 61,265       $ 61,779
Due after one year through five years         119,867        121,193
Due after five years through ten years         10,000         10,077
                                              191,132        193,049
Mortgage-backed securities                     48,488         49,216
Federal Home Loan Bank stock                   11,048         11,048
     Total                                   $250,668       $253,313

PAGE

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

     Investment securities gains in 1993 included a $300,000 recovery of a 1992 write-down of a private-issuer mortgage-backed security. The 1992 write-down was based on management's assessment that the security had suffered an impairment in value deemed other than temporary. During the first quarter of 1993, the full principal amount and $185,000 of previously unaccrued interest was recovered. There were no sales of investment securities during the three-year period ended December 31, 1993.
     Investment securities of $129,934,000 and $123,823,000 at December 31, 1993 and 1992, respectively, were pledged to secure public funds on deposit and other short-term borrowings.
     As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 9).
     In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115, effective for fiscal years beginning after December 15, 1993, addresses the accounting and reporting for investments in equity securities that have readily determinable fair values (other than those accounted for under the equity method or as investments in consolidated subsidiaries) and all investments in debt securities. Under SFAS No. 115, such investments are to be classified into three categories: held-to-maturity, trading or available-for-sale. Early adoption is permitted as of the beginning of a fiscal year only in financial statements for fiscal years beginning after the issuance of SFAS No. 115. The Company adopted the requirements of SFAS No. 115 on January 1, 1994. The cumulative effect of the change in accounting was not material to the consolidated financial statements of the Company.

4.   LOANS
     Loans consisted of the following at December 31, 1993 and 1992:


(Dollars in thousands)        1993      1992


Real estate:
  Mortgage               $ 485,148 $ 443,409
  Construction              22,080    25,191
Commercial, financial
  and agricultural         374,868   356,849
Installment                 68,593    80,994
                           950,689   906,443
Unearned income              4,921     4,878
     Total                $945,768  $901,565


     In the normal course of business, the Bank has made loans to certain directors, officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans follows:


(Dollars in thousands)

Balance, December 31, 1992    $6,166
Additions                      2,530
Repayments                      (982)
Other changes                 (4,743)
Balance, December 31, 1993    $2,971


     The amount of other changes represents sales of loans originated by the Bank (included in additions) and the net change in loans due to entities that were not considered related parties for the entire year.
     Nonaccrual loans at December 31, 1993 and 1992 were $4,477,000 and $5,478,000, respectively. The Bank collected and recognized interest of $160,000 on nonaccrual loans in 1993. The Bank would have recognized additional interest income of $331,000 if these loans had been accruing interest throughout 1993. Additionally, the Bank collected interest of $42,000 on charged-off loans in 1993.
     Substantially all of the Bank's loans are to residents of, or companies doing business in, the State of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.
     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, effective for fiscal years beginning after December 15, 1994, prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. Early adoption of SFAS No. 114 is permitted, and restatement of previously-issued financial statements is prohibited. The Company has not determined whether to adopt SFAS No. 114 prior to the effective date and, accordingly, has not determined the impact of its application at this time.

PAGE

5.   ALLOWANCE FOR LOAN LOSSES
     Changes in the allowance for loan losses were as follows:


(Dollars in thousands)               1993      1992      1991


Balance, beginning of year         $15,378   $13,849   $11,687
Provision for loan losses            3,200     2,700     2,400
                                    18,578    16,549    14,087
Charge-offs                         (1,642)   (1,364)     (391)
Recoveries                             193       193       153
     Net charge-offs                (1,447)   (1,171)     (238)
Balance, end of year               $17,131   $15,378   $13,849


6.   PREMISES AND EQUIPMENT
     Premises and equipment consisted of the following at December 31, 1993 and 1992:


(Dollars in thousands)                              1993      1992


Land                                              $ 6,000   $ 4,625
Office buildings and leasehold improvements        17,195    18,302
Furniture, fixtures and equipment                  11,643    10,139
                                                   34,838    33,066
Less accumulated depreciation and amortization     11,556    10,131
     Net                                          $23,282   $22,935


     Depreciation and amortization of premises and equipment were charged to the following operating expenses:


                                                            Useful
(Dollars in thousands)        1993      1992      1991       lives


Net occupancy expense         $  751    $  741    $  747    1 to 35
                                                              years
Equipment expense              1,400     1,270     1,051    2 to 20
                                                              years
     Total                    $2,151    $2,011    $1,798


     In October 1992, CPB Properties, Inc., as lessor, entered into a lease agreement with CKSS Associates to lease certain real property located in Kaimuki, on the island of Oahu, Hawaii, effective from January 1, 1993 to December 31, 2047 (see note 7). Under the terms of the lease, CKSS Associates is responsible for redeveloping the property by December 31, 1995. Upon completion of the redevelopment, the Bank plans to lease a portion of the office space from CKSS Associates for use as bank premises.

7.   INVESTMENT IN PARTNERSHIP
     CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The partnership developed an office building complex in Honolulu known as Central Pacific Plaza, part of which is serving as the Company's headquarters. CPB Properties, Inc. contributed cash of $846,000 and land with a carrying value of $1,381,000. CPB Properties, Inc. recorded its contribution to the partnership at book value. The partnership has agreed to a value of $5,200,000 for the land and credited the subsidiary with a contribution of $6,046,000. For accounting purposes, the difference between the $1,381,000 carrying value of the land and the $5,200,000 value of the land agreed upon by the partnership in determining the amount of the contribution would be recognized, if at all, only upon the sale of the subsidiary's interest in the partnership or upon the sale of the land and building by the partnership.
     Financial information of CKSS Associates is summarized as follows:


Condensed Balance Sheets
December 31, 1993 and 1992
(Dollars in thousands)                              1993           1992


Assets:
  Office building
   (including land valued at $5,200)              $26,110        $26,830
  Development in process                            4,153            475
  Deferred costs                                    2,143          2,169
  Other assets                                        460            447
     Total assets                                 $32,866        $29,921
Liabilities and Partners' Equity:
  Notes payable                                   $14,800        $14,200
  Other liabilities                                 1,096            680
  Partners' equity                                 16,970         15,041
     Total liabilities and partners' equity       $32,866        $29,921



Condensed Statements of Income
Years ended December 31, 1993,
  1992 and 1991
(Dollars in thousands)             1993           1992           1991


Revenues:
  Rental income from bank          $1,785         $1,606         $1,587
  Other rental income
   and other revenues               6,033          5,943          5,909
     Total revenues                 7,818          7,549          7,496
Total costs and expenses            4,810          5,038          5,401
     Net income                    $3,008         $2,511         $2,095


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

DEVELOPMENT IN PROCESS
     CKSS Associates is currently developing a four-story office building in Kaimuki, on the island of Oahu, Hawaii ("Kaimuki Project"), on land owned by CPB Properties, Inc. During 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are as follows:
     1994                                    $ 240,000
     1995 to 2002                              300,000
     2003 to 2007                              360,000

     Thereafter, and until the end of the lease term, annual minimum lease payments are $360,000 per year. Lease rent paid to CPB Properties, Inc. during the year ended December 31, 1993 was
$180,000.

NOTES PAYABLE
     At December 31, 1993, notes payable included $12,000,000 due in November 1996, payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $2,800,000 due to Central Pacific Bank of which $800,000 is due in November 1996 and $2,000,000 (discussed in greater detail below) is due in August 2001. The average interest rate on these notes was 5.91 percent at December 31, 1993. The notes are secured by a mortgage on Central Pacific Plaza and the leasehold interest in the Kaimuki Project.
     On April 30, 1993, CKSS Associates entered into a building loan agreement with the Bank to borrow up to a maximum of $10.7 million at .75% above the London Interbank Offered Rate ("LIBOR") for the Kaimuki Project. The outstanding balance at December 31, 1993 was $2,000,000.

8.   DEPOSITS
     Certificates of deposit with balances of $100,000 or more were $178,108,000 and $166,203,000 at December 31, 1993 and 1992,
respectively.
     Interest expense on certificates of deposit with balances of $100,000 or more was $5,336,000, $7,033,000 and $11,009,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

9.   OTHER BORROWED FUNDS
     A summary of FHLB advances and other borrowings at December 31, 1993 and 1992 follows:


(Dollars in thousands)                            1993           1992


FHLB advances with a weighted average
  interest rate of 5.800% and 6.166% at
  December 31, 1993 and 1992, respectively    $85,881          $61,483
Other short-term borrowings                       950            1,230
  Total                                       $86,831          $62,713



     The Bank had additional unused FHLB advances of approximately $5,800,000 at December 31, 1993.
     The FHLB advances are secured by the Bank's holdings of stock of the FHLB, other unencumbered investment securities and certain real estate loans in accordance with the collateral provisions of the Advances, Security and Deposit Agreement dated May 8, 1991, between the Bank and the FHLB.
     At December 31, 1993 approximate maturities of FHLB advances and other borrowings were as follows:


(Dollars in thousands)
Year ending December 31:


     1994                               $32,901
     1995                                12,104
     1996                                11,920
     1997                                15,762
     1998                                   261
     Thereafter                          13,883
     Total                              $86,831


10.  SUBORDINATED CAPITAL NOTE
     At December 31, 1991, the Bank had a subordinated capital note outstanding in the amount of $200,000 payable to Sumitomo. This
7.75 percent note was repaid in October 1992.

11.  EMPLOYEE STOCK OWNERSHIP PLAN
     The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20 percent per year starting the second year of participation. The Bank made contributions of $1,350,000, $1,300,000 and $1,100,000 for 1993, 1992 and 1991, respectively, which were charged to salaries and employee benefits.
     On November 8, 1991, after obtaining the approval of the boards of directors of the Company and the Bank, the trust purchased 125,000 shares of newly issued common stock of the Company. The purchase was made with cash obtained through a four-year term loan for $2,000,000 from Sumitomo, $500,000 in existing funds held in the ESOP trust account and $350,000 from Bank contributions. A portion of the shares purchased was pledged as security for the loan.
     The Company has guaranteed repayment of the loan, and the Bank is obligated to make cash contributions to the trust in amounts sufficient to enable the trust to make four annual principal payments of $500,000 plus interest on the loan. The interest rate floats at LIBOR plus 1 percent, for periods of 3, 6, or 12 months at the option of the borrower.
     For financial reporting purposes, the ESOP loan has been recorded as a liability, and stockholders' equity has been reduced by a like amount. As principal payments are made, the liability will be reduced and stockholders' equity will be increased by the amounts paid.

PAGE

12.  STOCK OPTION PLAN
     On November 7, 1986, the Company adopted the CPB Inc. 1986 Stock Option Plan ("Stock Option Plan") for the purpose of granting stock options to directors, officers and other key individuals. On April 28, 1992, the stockholders of the Company approved an amendment to the Stock Option Plan which increased from 220,000 to 520,000 the number of shares available for issuance upon the exercise of stock options granted. During 1992, options to purchase 78,720 shares were granted. At December 31, 1993, stock options to purchase 134,156 shares of the Company's common stock were outstanding, of which 76,460 shares were exercisable. These options expire ten years after the grant date. The option price on 22,064 shares is $5.39, on 36,672 shares is $14.32 and on the remaining 75,420 shares is $25.45. These option prices were based on the fair market value of the common stock on the date granted. During the year ended December 31, 1993, options on 14,288 shares of the Company's common stock were exercised for a total of 140,804 shares exercised through December 31, 1993.

13.  SHARE PURCHASE AGREEMENT
     On December 16, 1986, the stockholders of the Company ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly-issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase 35,025 shares at fair market value (at the time such warrants are exercised), contingent upon the exercise of stock options by the optionees. Warrants for 14,778 shares were exercised in September 1991 at $24.375 per share. Warrants for an additional 7,639 shares were exercisable as of December 31, 1993, subject to the approval of the Federal Reserve Board. Warrants for the remaining 12,608 shares, which expire on December 23, 1996, will be exercisable as stock options are exercised by the optionees.
     In May 1993, Sumitomo exercised warrants for 19,901 shares at $22.80 per share. These warrants were issued in connection with the Company's issuance of 125,000 shares of common stock to the ESOP in 1991 (see note 11).

14.  PENSION PLAN
     The Bank has a defined benefit retirement plan covering substantially all of its employees. The pension plan was curtailed in 1986, and accordingly, plan benefits were fixed as of that date. Effective January 1, 1991, the Bank reactivated its defined benefit retirement plan to address changes brought about by the Omnibus Reconciliation Act of 1990 and to provide a more competitive employee benefit program.

     As a result of the reactivation, employees for which benefits became fixed in 1986 continued to accrue additional benefits under the new formula that became effective on January 1, 1991. Employees who were not participants at curtailment, but were subsequently eligible to join, became participants effective January 1, 1991. Under the reactivated plan, benefits are based upon the employees' years of service and their highest average annual salary in the final 60-consecutive-month period of service, reduced by benefits provided from the Bank's curtailed money purchase pension plan.
     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1993 and 1992:


(Dollars in thousands)                                  1993        1992


Actuarial present value of benefit obligations:
  Estimated present value of vested benefits        $(15,015)   $(13,483)
  Estimated present value of nonvested benefits       (1,437)     (1,298)
    Accumulated benefit obligations                  (16,452)    (14,781)
  Value of future pay increases                       (5,201)     (4,911)
    Projected benefit obligations                    (21,653)    (19,692)
  Plan assets at fair value                           17,345      16,672
    Projected benefit obligation in excess of
     plan assets                                      (4,308)     (3,020)
Unrecognized prior service cost                        5,422       5,967
Unrecognized net loss resulting from changes
  in plan experience and actuarial
  assumptions                                          4,294       3,209
Unrecognized net asset being recognized
  over 15 years                                         (318)       (365)
Prepaid pension cost included in other assets       $  5,090    $  5,791


     Net pension cost for the years ended December 31, 1993, 1992 and 1991 included the following components:


(Dollars in thousands)              1993           1992           1991


Service cost                      $  829         $  685         $  575
Interest cost                      1,349          1,217          1,126
Actual gain on plan assets          (773)        (1,409)        (2,086)
Net amortization and deferral       (136)           543          1,402
    Net pension cost              $1,269         $1,036         $1,017



     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7 percent for 1993 and 1992. The expected long-term rate of return on assets was 9 percent, and the weighted average rate of compensation increase was 5 percent for 1993 and 1992.

PAGE

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

     The reactivation of the defined benefit pension plan on January 1, 1991 resulted in an increase of $5,914,000 in the unrecognized prior service cost, which is being amortized over a period of 13 years.
     The Bank also had a money purchase pension plan which covered all full-time employees with at least one year of service. This plan was curtailed on January 1, 1991 as part of the review of the employee benefits program, which resulted in the reactivation of the defined benefit pension plan. Participants in the money purchase pension plan became fully vested at the time of curtailment, and in November 1993 each participant's share of the plan assets was distributed to the participant.

15.  PROFIT SHARING PLAN
     The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. The Bank made contributions of $897,000, $849,000 and $723,000 for 1993,
1992 and 1991, respectively.

16.  OPERATING LEASES
     The Bank occupies a number of properties under leases which expire on various dates through 2010 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 15 years.
     Rent expense for all operating leases is summarized as follows:


(Dollars in thousands)             1993      1992      1991


Total rent expense                 $4,325    $4,094    $4,064
  Less sublease rental income        (86)      (75)      (25)
     Net                           $4,239    $4,019    $4,039

     The following is a schedule of future minimum rental commitments for all noncancelable operating leases that had initial or remaining lease terms in excess of one year at December 31, 1993:


                                        Less
                                        sublease  Net
                         Rental         rental    rental
(Dollars in thousands)   commitment     income    commitment


Year ending December 31:
  1994                   $  3,156       $ 75      $ 3,081
  1995                      2,855         73        2,782
  1996                      2,632         73        2,559
  1997                      2,464         18        2,446
  1998                      2,272         --        2,272
  Thereafter               15,290         --       15,290
     Total               $ 28,669       $239      $28,340


     In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.
     In addition, the Bank and CPB Properties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancelable operating leases that had initial or remaining lease terms in excess of one year at December 31, 1993:


                              Minimum
(Dollars in thousands)        rental income


Year ending December 31:
  1994                        $ 1,384
  1995                          1,212
  1996                          1,006
  1997                            819
  1998                            681
  Thereafter                   18,690
     Total                    $23,792


17.  OTHER EXPENSE
     Components of other expense for the years ended December 31, 1993, 1992 and 1991 were as follows:


(Dollars in thousands)               1993      1992      1991


Insurance                          $ 2,856   $ 2,736   $ 2,457
Charge card                          1,648     1,435     1,509
Stationery and supplies              1,205     1,103     1,240
Advertising                          1,202     1,001     1,030
Other                                6,165     5,600     5,285
     Total                         $13,076   $11,875   $11,521

PAGE

18.  INCOME AND FRANCHISE TAXES
     As discussed in note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $208,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of income for the year ended December 31, 1993. Prior years' consolidated financial statements have not been restated to apply the provisions of SFAS No. 109.
     Components of income tax expense (benefit) for the years ended December 31, 1993, 1992 and 1991 were as follows:


(Dollars in thousands)   Current        Deferred       Total


1993:
  Federal                $ 8,672        $  (557)       $ 8,115
  State                    1,926            (15)         1,911
     Total               $10,598        $  (572)       $10,026
1992:
  Federal                $ 8,028        $  (629)       $ 7,399
  State                    1,666             54          1,720
     Total               $ 9,694        $  (575)       $ 9,119
1991:
  Federal                $ 7,015        $  (936)       $ 6,079
  State                    1,600           (125)         1,475
     Total               $ 8,615        $(1,061)       $ 7,554


     Income tax expense amounted to $10,026,000, $9,119,000 and $7,554,000 for 1993, 1992 and 1991, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35 percent in 1993 and 34 percent in 1992 and 1991 to income before income taxes and cumulative effect of accounting change) for the following reasons:


(Dollars in thousands)               1993     1992      1991

Computed "expected"
  tax expense                      $ 9,015   $8,065    $6,889
Increase (decrease) in taxes
  resulting from:
    Tax-exempt interest               (402)    (293)     (384)
    State franchise tax, net of
     Federal income tax benefit      1,242    1,037       885
    Other                              171      310       164
          Total                    $10,026   $9,119    $7,554

     The components of deferred income taxes for the years ended
December 31, 1992 and 1991 were as follows:


(Dollars in thousands)                  1992      1991


Provision for loan losses               $(520)    $ (816)
Finance fees                              (54)      (218)
Employee retirement benefits             (266)      (138)
Interest on nonaccrual loans             (139)         1
Unrealized loss (gain)
  on investment securities               (137)        --
State franchise tax                      (120)       (74)
FHLB stock dividends received             405         65
Depreciation                               57         80
Other                                     199         39
     Total                              $(575)    $(1,061)

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 were as follows:


(Dollars in thousands)


Deferred tax assets:
  Allowance for loan losses                                $5,555
  Deferred finance fees                                     1,957
  Premises and equipment, principally
   due to differences in depreciation                         346
  Employee retirement benefits                                642
  Other                                                       404
     Total deferred tax assets                              8,904
Deferred tax liabilities:
  Deferred gain on curtailed retirement plan                2,759
  FHLB stock dividends received                             1,000
  Investment in unconsolidated subsidiary                     727
  Other                                                       735
     Total deferred tax liabilities                         5,221
     Net deferred tax assets                               $3,683



     There was no valuation allowance for deferred tax assets as of December 31, 1993.

PAGE

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

19.  NET INCOME PER COMMON SHARE
     Net income per common share is calculated by dividing net income by the weighted average number of shares outstanding of 5,216,230, 5,191,956 and 5,053,721 in 1993, 1992 and 1991,
respectively. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of per-share data but have been excluded from the computation since the dilutive effect is not material.

20.  BRANCH ACQUISITIONS
     In October 1993, the Bank entered into a "Purchase and Assumption Agreement" with First Hawaiian Bank ("FHB") to acquire certain assets and assume certain liabilities of FHB's Rice Branch. The transaction is expected to close in February 1994 and is not anticipated to have a material impact on the Company's financial position or results of operation.
     During October 1991, the Bank acquired the Kailua-Kona branch of First Interstate Bank of Hawaii. The acquisition was accounted for using the purchase method of accounting. The aggregate amount of deposits assumed was $14,206,000. Assets acquired amounted to $5,352,000 in loans, $827,000 in core deposit premiums and $331,000 in other assets. The balance of $7,696,000 was received as a cash settlement.

21.  CONTINGENT LIABILITIES AND
     OTHER COMMITMENTS
     The Company and its subsidiary are involved in legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.
     In the normal course of business, there are outstanding contingent liabilities and other commitments, such as unused letters of credit, items held for collection and unsold travelers' checks, which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material losses as a result of these transactions.

22.  FINANCIAL INSTRUMENTS WITH
     OFF-BALANCE-SHEET RISK
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     At December 31, 1993 and 1992 financial instruments with off-balance-sheet risk were as follows:


                                             Contract or notional
                                                  amount
(Dollars in thousands)                       1993        1992


Financial instruments whose contract
amounts represent credit risk:
    Commitments to extend credit             $331,019  $288,256
    Standby letters of credit and
      financial guarantees written             25,410    21,082

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

PAGE

23.  FAIR VALUE OF FINANCIAL INSTRUMENTS
     In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.
SHORT-TERM FINANCIAL INSTRUMENTS
     The carrying values of short-term financial instruments are deemed to approximate fair values. Such instruments are considered readily convertible to cash and include cash and due from banks, interest-bearing deposits in other banks, Federal funds sold, accrued interest receivable, due from customers on acceptances, Federal funds purchased and securities sold under agreements to repurchase, bank acceptances outstanding and accrued interest payable.

INVESTMENT SECURITIES
     The fair values of investment securities are based on market price quotations received from securities dealers. Where quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The equity investment in common stock of the FHLB, which is redeemable for cash at par value, is reported at its par value.

LOANS
     The fair values of loans are estimated based on discounted cash flows of portfolios of loans with similar financial characteristics including the type of loan, interest terms and repayment history. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.


                                                                      At December 31, 1993          At December 31, 1992
                                                                    Carrying       Estimated      Carrying       Estimated
                                                                     amount        fair value      amount        fair value

(Dollars in thousands)


Financial assets:
  Cash and due from banks                                         $   58,152    $   58,152       $  66,381        $  66,381
  Interest-bearing deposits in other banks                             5,039         5,039          13,104           13,104
  Federal funds sold                                                   5,000         5,000           5,000            5,000
  Investment securities                                              250,668       253,313         230,902          234,744
  Loans                                                              945,768       950,855         901,565          907,778
    Less allowance for loan losses                                    17,131            --          15,378               --
     Net loans                                                       928,637       950,855         886,187          907,778
  Accrued interest receivable                                          9,108         9,108           9,263            9,263
  Due from customers on acceptance                                     1,347         1,347           1,917            1,917

Financial liabilities:
  Deposits:
    Noninterest-bearing deposits                                     180,254       180,254         184,810          184,810
    Interest-bearing demand and savings deposits                     559,608       559,608         552,779          552,779
    Time deposits                                                    338,464       339,815         336,466          338,220
     Total deposits                                                1,078,326     1,079,677       1,074,055        1,075,809
  Federal funds purchased and securities sold under agreements
     to repurchase                                                     9,130         9,130              --               --
  Advances from FHLB                                                  85,881        86,936          61,483           61,443
  Other short-term borrowings                                            950           950           1,230            1,230
  Bank acceptances outstanding                                         1,347         1,347           1,917            1,917
  Accrued interest payable (included in other liabilities)             4,821         4,821           5,410            5,410
  Employee stock ownership plan note payable                           1,000         1,000           1,500            1,500

Off-balance-sheet financial instruments:
  Commitments to extend credit                                       331,019           792         288,256              636
  Standby letters of credit and financial guarantees written          25,410           191          21,082              158

PAGE

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

DEPOSIT LIABILITIES
     The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits and interest-bearing demand and savings accounts, is equal to the amount payable on demand as of December 31, 1993. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

OTHER BORROWED FUNDS AND
EMPLOYEE STOCK OWNERSHIP PLAN NOTE PAYABLE
     The fair value of FHLB advances is estimated by discounting scheduled cash flows over the contractual borrowing period at the estimated market rate for similar borrowing arrangements. Due to the short-term nature of the instruments, the fair value of other short-term borrowings approximates carrying value. Likewise, the fair value of the ESOP note payable, which reprices frequently as discussed in note 11, is based on its carrying value.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS
OF CREDIT AND FINANCIAL GUARANTEES WRITTEN
     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter-parties. The fair value of standby letters of credit and financial guarantees written is based on fees currently charged for similar agreements. At December 31, 1993 and 1992, the carrying values for commitments to extend credit and standby letters of credit and financial guarantees written were not significant.

LIMITATIONS
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. For example, significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, premises and equipment and intangible assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

24.  DECLARATION OF DIVIDENDS
     The board of directors, at a special meeting held December 14, 1993, declared a fourth quarter cash dividend of $0.22 per share in addition to the three quarterly cash dividends previously declared for a total of $0.88 per share for the year ended December 31, 1993.

25.  SUBSEQUENT EVENT
     In January 1994, a Voluntary Early Retirement Program ("VERP") was offered which provides a special retirement bonus to qualifying individuals who retire by April 1, 1994, in addition to the normal retirement benefits in accordance with the Bank's defined benefit retirement plan (see note 14). The retirement bonus will be included in salaries and employee benefits in the first quarter of 1994. The election to participate in the VERP must be made by March 15, 1994. Accordingly, the Company cannot determine the impact of the VERP at this time.

26.  PARENT COMPANY
     AND REGULATORY RESTRICTIONS
     On November 5, 1992, the Company purchased 650,000 shares of the Bank's common stock for $4,875,000. The purchase raised the Bank's capital level to satisfy the Federal Deposit Insurance Corporation's requirements for a well-capitalized institution.
     At December 31, 1993, retained earnings of the parent company, CPB Inc., included $64,823,000 of equity in undistributed income of the Bank.
     The Bank, as a Hawaii State chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 1993, the retained earnings of the Bank totaled $65,100,000.
     Section 131 of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") required the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency and the Office of Thrift Supervision (collectively, the "Agencies") to develop a mechanism to take prompt corrective action to resolve the problems of insured depository institutions. The final rules to implement FDICIA's Prompt Corrective Action provisions became effective on December 19,1992. The regulatory capital standards used to determine an insured depository institution's capital category under the Prompt Corrective Action provisions represent minimum standards that generally will be applied to all institutions. However, the Agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one capital category to a lower capital category because of safety and soundness concerns.
     The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions imposed become increasingly more severe as an institution's capital category declines from "undercapitalized" to "critically undercapitalized." As of December 31, 1993, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

PAGE

     Condensed financial statements, solely of the parent company, CPB Inc., follow:


Condensed Balance Sheets
December 31, 1993 and 1992

(Dollars in thousands, except per share data)          1993      1992


Assets:
  Cash                                              $  1,137  $    426
  Interest-bearing deposits in other banks                --     3,019
  Investment securities                                7,000     4,000
  Investment in and advances to subsidiary
   bank, at equity in underlying net assets          107,120    95,699
  Accrued interest receivable and other assets            15        50
     Total assets                                   $115,272  $103,194

Liabilities and Stockholders' Equity:
  Employee stock ownership plan note payable        $  1,000  $  1,500
  Other liabilities                                    1,084       961
     Total liabilities                                 2,084     2,461

Stockholders' equity:
  Preferred stock, no par value, authorized               --        --
   1,000,000 shares, none issued
  Common stock, no par value, stated value $1.25
   per share. Authorized 25,000,000 shares;
   issued and outstanding 5,230,331 and
   5,196,142 shares at December 31, 1993
   and 1992, respectively                              6,538     6,495
  Surplus                                             45,140    44,573
  Retained earnings                                   62,510    51,165
                                                     114,188   102,233

  Employee stock ownership plan shares
   purchased with debt                               (1,000)   (1,500)
     Total stockholders' equity                      113,188   100,733
     Total liabilities and stockholders' equity     $115,272  $103,194



Condensed Statements of Income
Years ended December 31, 1993, 1992
   and 1991

(Dollars in thousands)                             1993      1992      1991


Income:
  Dividends from subsidiary bank                $ 4,516   $ 4,063   $ 3,442
  Interest income:
   Interest on interest-bearing
    deposits in other banks                           1       191       311
   Interest on investment securities                209       103        --
   Interest from subsidiary bank                     19       158       225
     Total income                                 4,745     4,515     3,978
Total expenses                                      225       129       117
     Income before income taxes and
       equity in undistributed income of
       subsidiary bank                            4,520     4,386     3,861
Income taxes                                          1       124       161
     Income before equity in undistributed
       income of subsidiary bank                  4,519     4,262     3,700
Equity in undistributed income of
  subsidiary bank                                11,421    10,340     9,007
     Net income                                 $15,940   $14,602   $12,707


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (CONTINUED)



Condensed Statements of Cash Flows - Years ended December 31, 1993, 1992 and 1991
(Dollars in thousands)                                                                       1993        1992          1991


Cash flows from operating activities:
   Net income                                                                             $ 15,940     $ 14,602     $ 12,707
   Adjustments to reconcile net income to net cash provided by operating activities:
      Deferred income tax expense                                                                2          103          134
      Equity in undistributed income of subsidiary bank                                    (11,421)     (10,340)      (9,007)
      Other, net                                                                                46           75          (19)

         Net cash provided by operating activities                                           4,567        4,440        3,815

Cash flows from investing activities:
   Net decrease in interest-bearing deposits in other banks                                  3,019        3,987           19
   Purchases of investment securities                                                      (68,200)     (11,000)          --
   Proceeds from maturities of investment securities                                        65,200        7,000           --
   Investment in and advances to subsidiary bank                                                (2)      (4,875)          --

         Net cash provided by (used in) investing activities                                    17       (4,888)          19

Cash flows from financing activities:
   Proceeds from sale of common stock                                                          610           80        3,359
   Dividends paid                                                                           (4,483)      (4,049)      (3,422)

      Net cash used in financing activities                                                 (3,873)      (3,969)         (63)

      Net increase (decrease) in cash and cash equivalents                                     711       (4,417)       3,771

Cash and cash equivalents:
   At beginning of year                                                                        426        4,843        1,072

   At end of year                                                                         $  1,137     $    426     $  4,843
/TABLE

27.  Quarterly Information (unaudited)
     A summary of unaudited quarterly operating results for the years ended December 31, 1993 and 1992 follows:



(Dollars in thousands, except per share data)              First quarter   Second quarter   Third quarter  Fourth quarter  Total


1993:
   Interest income                                            $23,225         $23,059          $22,862        $22,849     $91,995
   Net interest income                                         15,055          15,285           15,338         15,395      61,073
   Provision for loan losses                                      850             750              850            750       3,200
   Net interest income after provision for loan losses         14,205          14,535           14,488         14,645      57,873
   Income before income taxes
      and cumulative effect of accounting change                6,236           6,336            6,573          6,613      25,758
   Net income                                                   4,041           3,906            3,978          4,015      15,940
   Net income per share                                           .78             .75              .76            .77        3.06

1992:
   Interest income                                            $24,154         $24,278          $24,325        $23,955     $96,712
   Net interest income                                         13,745          13,954           14,671         14,895      57,265
   Provision for loan losses                                      600             700              700            700       2,700
   Net interest income after provision for loan losses         13,145          13,254           13,971         14,195      54,565
   Income before income taxes                                   5,637           5,766            6,144          6,174      23,721
   Net income                                                   3,495           3,566            3,759          3,782      14,602
   Net income per share                                           .67             .69              .72            .73        2.81

                      INDEPENDENT AUDITORS'
                             REPORT

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CPB INC.:
     We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stock-holders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.
     As discussed in notes 1 and 18 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1993.



Honolulu, Hawaii
February 16, 1994

                          COMMON STOCK
                     PRICE RANGE & DIVIDENDS

     The Company's common stock is traded in the over-the-counter market under the National Association of Securities Dealers, Inc. Automated Quotation system ("NASDAQ") symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1993 and 1992 as reported by NASDAQ and cash dividends declared for those years.


                                                                       Cash
                                                                  dividends
                                   High           Low              declared


1993:
     First quarter                 $29.75         $26.50              $0.22
     Second quarter                $29.50         $25.50              $0.22
     Third quarter                 $27.00         $25.00              $0.22
     Fourth quarter                $27.50         $24.50              $0.22
          Year                     $29.75         $24.50              $0.88

1992:
     First quarter                 $27.25         $24.25              $0.20
     Second quarter                $26.00         $23.00              $0.20
     Third quarter                 $25.75         $23.25              $0.20
     Fourth quarter                $28.50         $22.00              $0.20
          Year                     $28.50         $22.00              $0.80


     The last sales price of the common stock on January 31, 1994 as reported by NASDAQ was $26.50 per share.
     On January 31, 1994, there were approximately 2,471 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.
     The Company and its predecessor have paid regular semi-annual cash dividends on the common stock since 1958. Beginning in 1988, the Company commenced paying regular quarterly cash dividends. It is the present intention of the Company's board of directors ("Board") to continue to pay regular quarterly cash dividends. However, since substantially all of the funds available for the payment of dividends are derived from Central Pacific Bank, future dividends will depend upon the Bank's earnings, its financial condition, its capital needs, applicable governmental policies and regulations and such other matters as the Board may deem to be appropriate.

PAGE

                     CORPORATE ORGANIZATION

     CPB Inc. is a Hawaii corporation organized on February 1, 1982 as a bank holding company pursuant to a Plan of Reorganization and Agreement of Merger and is subject to the Bank Holding Company Act of 1956, as amended. CPB Inc.'s principal business is to serve as a holding company for its subsidiary, Central Pacific Bank. Central Pacific Bank was incorporated in its present form in the State of Hawaii on March 16, 1982 in connection with the holding company reorganization, and its predecessor entity was incorporated in the State of Hawaii on January 15, 1954. Central Pacific Bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Central Pacific Bank is not a member of the Federal Reserve System. In September 1991, Central Pacific Bank became a member of the Federal Home Loan Bank of Seattle. Based on consolidated total assets at December 31, 1993, CPB Inc. was the third largest commercial bank holding company in the State of Hawaii.
     Central Pacific Bank owns 100% of the outstanding stock of CPB Properties, Inc., the managing partner and 50% owner of CKSS Associates. CKSS Associates owns Central Pacific Plaza where CPB Inc.'s and Central Pacific Bank's headquarters and main offices are located. CPB Properties, Inc. also owns properties on which two of the Bank's branch offices are located and the building in which the Bank's Operations Center is located.

BANKING SERVICES
     Central Pacific Bank is a full-service commercial bank which currently has 19 banking offices located throughout the State of Hawaii. Its administrative offices are located in Honolulu. Fourteen branches are located on the island of Oahu. The Bank also operates two branches on each of the islands of Hawaii and Kauai and a branch on the island of Maui.
     Through this network of banking offices, Central Pacific Bank offers a full range of banking services and emphasizes personalized service to small- and medium-sized businesses, professionals and individuals.
     Central Pacific Bank offers a variety of deposit instruments which include personal and business checking and savings accounts, interest-bearing negotiable order of withdrawal ("NOW") accounts, money market accounts and time certificates of deposits.
     Central Pacific Bank engages in a broad range of lending activities, including commercial, consumer and real estate loans, with particular emphasis on loans with short- to medium-term maturities. Commercial loans include inventory and accounts receivable financing; furniture, fixture and equipment financing; short-term operating loans; commercial real estate loans; and construction loans. Consumer loans include home mortgage loans; home equity lines of credit; loans for automobiles, home improvement and debt consolidation; personal lines of credit; and installment and term loans for other personal needs.
     Central Pacific Bank provides personal trust services through its Trust Division. Personal trust services include custodial, investment management and other special services.
     Central Pacific Bank provides specialized services designed to service the needs of commercial and retail customers. These services include merchant windows, traveler's checks, safe deposit boxes, international banking services, night depository facilities, wire transfer services and INFOLINE - telephone banking services.
     Central Pacific Bank offers VISA and MasterCard credit card services, and a VISA debit card service. Credit and debit card transactions are cleared through Bancard Association of Hawaii, Inc. ("BAHI"), a Hawaii corporation jointly owned by the Bank and two other Hawaii banks.
     Central Pacific Bank currently has 23 Automated Teller Machines ("ATMs") throughout the State of Hawaii, offering 24-hour, 7-day per week access for customers. The Bank is a member of the PLUS and VISA/MasterCard International ATM networks, allowing common access to member institutions' ATMs.

PAGE

                            CPB Inc.
                      Central Pacific Bank
           We Put You First:              Member FDIC

                     CORPORATE HEADQUARTERS
 220 South King Street - P.O. Box 3590 - Honolulu, Hawaii 96811-
3590
    Telephone:  (808) 544-0500 - Telex:  CENPACBANK HONOLULU
              MCI CENPAC 634261 - RCA 7238308 CPBHR
     Telefax:  (808) 531-2875 - Cable:  CENPACBANK HONOLULU
              Fedline:  CENTRAL PAC HONO 121301578

Shareholders having inquiries about their account, lost stock certificate, dividend checks, or change of address, may contact Chemical Trust Company by calling toll-free 1-800-356-2017, between 5 a.m. and 5 p.m. Pacific Standard Time. Written correspondence may be sent to: Chemical Bank, J.A.F. Building, P.O. Box 3068, New York, NY 10116-3068.

Shareholders may obtain without charge a copy of the Company's annual report on Form 10-K including financial statements required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1993, by writing to: Austin Y. Imamura, Vice President and Secretary, CPB Inc., P.O. Box 3590, Honolulu, Hawaii 96811-3590.

Appendix I

Bar graphs:  Left to right

Caption:            DEPOSITS (In millions)
Data points:        '89    804
                    '90    932
                    '91    991
                    '92  1,074
                    '93  1,078


Caption:            NET LOANS (In millions)
Data points:        '89    549
                    '90    704
                    '91    822
                    '92    886
                    '93    929


Caption:            NET INCOME (In millions)
Data points:        '89   9.4
                    '90  11.3
                    '91  12.7
                    '92  14.6
                    '93  15.9

Appendix II

Photograph: Left to right, Joichi Saito, President, and Yoshiharu Satoh, Chairman of the Board and Chief Executive Officer
Appendix III

Photographs: Clockwise from top left, customer using ATM, Central Pacific Bank VISA credit card, customers in Mililani branch office, Mililani branch office teller window